Exhibit 99.1

Press Release
Shire delivers record revenues and Non GAAP earnings per ADS in 2014, and enters 2015 with strongest-ever pipeline

February 12, 2015 – Shire (LSE: SHP, NASDAQ: SHPG) announces unaudited results for the year to December 31, 2014.

Financial Highlights	Full Year 2014	Growth(1)
Product sales	$5,830 million	+23%(2)(3)
Total revenues	$6,022 million	+22%

Non GAAP operating income	$2,593 million	+39%
US GAAP operating income	$1,698 million	-2%

Non GAAP EBITDA margin (excluding royalties & other revenues)(4)	44%	+6 pps(5)
US GAAP net income margin(6)	57%	+44 pps

Non GAAP diluted earnings per ADS	$10.60	+38%
US GAAP diluted earnings per ADS	$17.28	+390%

Non GAAP cash generation	$2,402 million	+35%
Non GAAP free cash flow	$2,529 million	+94%
US GAAP net cash provided by operating activities	$4,228 million	+189%

(1) Results and percentages compare to the full financial year 2013.
(2) Product sales from continuing operations, including ViroPharma Incorporated (“ViroPharma”) acquired January 24, 2014, and excluding the DERMAGRAFT business sold on January 17, 2014. Product sales excluding products acquired with ViroPharma were up 11% in 2014.
(3) On a Constant Exchange Rate (“CER”) basis, which is a Non GAAP measure, product sales were up 23%.
(4) Non GAAP earnings before interest, tax, depreciation and amortization (“EBITDA”) as a percentage of product sales, excluding royalties and other revenues.
(5) Percentage point change (“PPS”).
(6) US GAAP net income as a percentage of total revenues.

The Non GAAP financial measures included within this release are explained on page 32, and are reconciled to the most directly comparable financial measures prepared in accordance with US GAAP on pages 24 - 29.

Highlights

•	Delivered exceptionally strong product sales and Non GAAP diluted earnings per ADS
•	Successful integration of ViroPharma including accelerated CINRYZE sales
•	On track to complete the acquisition of NPS Pharma(1) in the first quarter of 2015
•	Substantially enhanced and progressed pipeline including recent FDA approval of VYVANSE for BED
•	Positioned for further growth in 2015 despite currency headwinds and the loss of exclusivity for INTUNIV
•	Confident in our ability to deliver our 10x20 organic growth aspirations with additional upside from Lumena, Fibrotech, Bikam and NPS Pharma acquisitions

Flemming Ornskov, M.D., Shire’s Chief Executive Officer, commented:

2014 was a transformational year for Shire as we delivered on our strategy by achieving record revenues and Non GAAP diluted earnings per ADS, and developing the strongest pipeline in our history. We also successfully executed on value-enhancing M&A and generated strong cash flows which will enable us to continue investing in drivers of growth.

In 2014 Shire delivered value through commercial excellence across our product portfolio.  Bolstered by demand for therapies in our expanded Hereditary Angioedema (HAE) portfolio, sales by our Rare

(1) NPS Pharma acquisition expected to close in Q1 2015, subject to satisfaction of customary closing conditions.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Diseases business unit grew by 46%(1). CINRYZE grew 30%(2) on a pro-forma basis and contributed sales of $503 million, and FIRAZYR saw a 55% increase with $364 million in sales.  Neuroscience and GI also contributed to our strong results, with VYVANSE sales up 18% and LIALDA sales up 20%.

We significantly enhanced our pipeline in 2014, and now have 21 distinct programs in clinical development.   Importantly, our pipeline is advancing, most recently with the US approval of VYVANSE for Binge Eating Disorder (BED) in adults.  VYVANSE is the first product approved for BED that will help address this condition which affects an estimated 2.8 million adults in the US. In addition, positive results from a second phase 2 maribavir study in patients with disease which is resistant or refractory to the standard of care CMV therapy showed that maribavir, at all doses, was effective at lowering CMV to below the limits of assay detection.

The acquisition of ViroPharma contributed significantly to our growth this year, and the Lumena acquisition materially expanded our Gastrointestinal (GI) pipeline.  Recently we announced plans to acquire NPS Pharma, a rare disease focused biopharmaceutical company. The transaction, expected to close in the first quarter of 2015, will enhance our growth profile and enable us to apply our GI and rare disease expertise to deliver two therapies – GATTEX for short bowel syndrome and NATPARA for hypoparathyroidism – to patients.

Following an exceptional 2014, we expect to deliver further growth in 2015 despite significant foreign currency headwinds, the loss of exclusivity for INTUNIV, and the inclusion of CINRYZE in our 2014 results. In 2015, Shire is well-positioned on our journey to become a leading global biotech as we complete our One Shire reorganization with the expected benefits of profitability and efficiency, and advance pivotal regulatory and clinical milestones that will contribute to $10 billion in product sales by 2020.

(1) On a pro-forma basis including Cinryze sales in 2013 and prior to acquisition in 2014, growth was 18%.
(2) 2013 Cinryze product sales as reported by ViroPharma.

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FINANCIAL SUMMARY

Full Year 2014 Unaudited Results from Continuing Operations

	Full Year 2014			Full Year 2013
	US GAAP	Adjustments	Non GAAP	US GAAP	Adjustments	Non GAAP
	$M	$M	$M	$M	$M	$M
Total revenues	6,022	-	6,022	4,934	-	4,934
Operating income	1,698	895	2,593	1,734	126	1,860

Diluted earnings per ADS	$17.28	($6.68)	$10.60	$3.53	$4.13	$7.66

•
Product sales grew strongly in 2014, up 23% to $5,830 million (2013: $4,757 million).  Product sales in 2014 included $538 million for products acquired with ViroPharma, primarily $503 million from CINRYZE®.  The inclusion of ViroPharma contributed 12 percentage points of reported product sales growth in the year.

Excluding products acquired with ViroPharma, product sales were up 11%.  This growth was driven by VYVANSE®(1) (up 18% to $1,449 million), LIALDA®/MEZAVANT® (up 20% to $634 million), ELAPRASE® (up 9% to $593 million), REPLAGAL® (up 7% to $500 million), VPRIV® (up 7% to $367 million), and FIRAZYR® (up 55% to $364 million).

•
Total revenues were up 22% to $6,022 million (2013: $4,934 million), due to our strong product sales growth and higher royalties and other revenues (up 8%).  The higher royalty income included $22 million of INTUNIV® royalties following generic entry in December and other revenues included the receipt of a $13 million milestone relating to FOSRENOL®.

•	On a Non GAAP basis:
Operating income grew strongly in 2014, up 39% to $2,593 million (2013: $1,860 million), due to higher total revenues (up 22%), and a 5% increase in combined Research & Development expenditure (“R&D”) and Selling, General and Administrative expenditure (“SG&A”), demonstrating our focus on delivering efficient growth.  R&D was down 6% due to the completion/termination of certain significant late stage R&D programs since 2013.  SG&A increased 12%, due to the inclusion of ViroPharma’s costs as well as Sales and Marketing (“S&M”) spend in anticipation of future product launches.

Non GAAP EBITDA margin (excluding royalties and other revenues)(2) was 44%, up 6 percentage points when compared to 2013 (38%).

On a US GAAP basis (from continuing operations):
Operating income in 2014 was down 2% to $1,698 million (2013: $1,734 million), due to higher intangible asset impairment charges, higher costs in relation to acquisition and integration activities, higher One Shire reorganization costs, as well as costs associated with AbbVie Inc.’s (“AbbVie”) terminated offer for Shire.  Combined R&D and SG&A was up by 20%, with R&D up by 14% and SG&A up by 23%.

•	Non GAAP diluted earnings per American Depository Share (“ADS”) increased 38% to $10.60 (2013: $7.66) primarily due to the higher Non GAAP operating income.

On a US GAAP basis diluted earnings per ADS increased 390% to $17.28 (2013: $3.53) primarily due to the receipt of a $1,635 million break fee in relation to AbbVie’s terminated offer for Shire and a lower effective US GAAP tax rate of 2% (2013: 16%), which was partially offset by the lower US GAAP operating income.  2013 also included a net loss on discontinued operations of $755 million following the divestment of the DERMAGRAFT business.

The lower US GAAP tax rate in 2014 was driven primarily by the receipt of the break fee due under the cooperation agreement with AbbVie.  The Company has obtained advice that the break fee should not be taxable in Ireland. However, this has not been agreed with the tax authorities.  In 2014 the Company also recognized a net credit of $235 million, following the settlement with

(1) Lisdexamfetamine dimesylate (“LDX”) currently marketed as VYVANSE in the US and Canada, VENVANSE® in Latin America and ELVANSE® in certain territories in the EU for the treatment of Attention Deficit Hyperactivity Disorder (“ADHD”).
(2) EBITDA as a percentage of product sales, excluding royalties and other revenues.

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the Canadian revenue authorities.  Excluding the effect of these two items the effective US GAAP tax rate would have been 17%.

•	Cash generation, a Non GAAP measure, was 35% higher at $2,402 million (2013: $1,781 million), due to strong cash receipts from higher sales and the benefit of effective cost management.

Free cash flow, also a Non GAAP measure, was up 94% to $2,529 million (2013: $1,306 million), due to higher cash generation and the benefit of the $417 million repayment received from the Canadian revenue authorities.

On a US GAAP basis, net cash provided by operating activities was up 189% to $4,228 million (2013: $1,463 million), due to the receipt of the $1,635 million break fee in relation to AbbVie’s terminated offer for Shire and the benefit of the $417 million repayment received from the Canadian revenue authorities.

•	Net cash (a Non GAAP measure) at December 31, 2014 was $2,119 million (December 31, 2013: $2,231 million).

On a US GAAP basis, cash and cash equivalents were $2,982 million at December 31, 2014 (December 31, 2013: $2,239 million).

OUTLOOK

Following our delivery of record revenues and Non GAAP diluted earnings per ADS in 2014, we are positioning ourselves in 2015 to deliver further growth.

This outlook includes our preliminary assessment of the effect of the NPS Pharmaceuticals, Inc. (“NPS”) acquisition, which we expect to close in the first quarter of 2015, subject to satisfaction of customary closing conditions.

On a Constant Exchange Rate basis we anticipate product sales growth in the mid-to-high single digits. When excluding the effect of INTUNIV product sales, we anticipate low double digit product sales growth on a CER basis.

Based on actual exchange rates(1) we anticipate low-to-mid single digit product sales growth in 2015. This rate of product sales growth is lower than we saw in 2014 as we compare against the initial year of CINRYZE product sales and expect significantly lower INTUNIV sales following its December 2014 loss of exclusivity. Additionally, we expect product sales growth in 2015 will be held back by approximately three to four percentage points by foreign exchange headwinds from the strengthening US dollar, which particularly impacts ELAPRASE, REPLAGAL and VPRIV sales.

Royalties and other revenues are expected to increase by 30-40% in 2015, as we include NPS’s royalty streams for the first time.

Our Non GAAP gross margin is expected to be in line with 2014 (2014: 85.8%).

In 2015 we expect to continue seeing the benefit of our effective cost management, with underlying (excluding NPS) combined Non GAAP R&D and SG&A remaining flat compared with 2014. After including NPS’s operating costs we anticipate combined Non GAAP R&D and SG&A to grow in the high single digits.

We expect our net interest and other expense to be in line with 2014 levels.

For 2015, we expect our effective tax rate on Non GAAP income to be in the range of 15-17%, before reverting to the 17-19% range in 2016 and beyond.

Taken together, we expect Non GAAP diluted earnings per ADS growth in the mid-single digits in 2015 (high single digit growth on a CER basis).

We remain confident of our ability to deliver our 10x20 organic growth aspirations, with additional upside from Lumena, Fibrotech, Bikam and NPS Pharma acquisitions.

(1) This Outlook has been based on exchange rates as at January 31, 2015 (Euro:$1.13, £:$1.51, CHF:$1.09).

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FINANCIAL SUMMARY

Fourth Quarter 2014 Unaudited Results

Financial Highlights	Q4 2014	Growth
Product sales	$1,501 million	+17%(1)
Total revenues	$1,576 million	+19%

Non GAAP operating income	$655 million	+28%
US GAAP operating income	$481 million	-20%

Non GAAP EBITDA margin (excluding royalties & other revenues)	41%	+2 pps
US GAAP net income margin	138%	+133 pps

Non GAAP diluted earnings per ADS	$2.63	+17%
US GAAP diluted earnings per ADS	$11.02	+3,039%

Non GAAP cash generation	$800 million	+20%
Non GAAP free cash flow	$892 million	+58%
US GAAP net cash provided by operating activities	$2,555 million	+319%

(1) On a Constant Exchange Rate basis, which is a Non GAAP measure, product sales were up 20%.

•
Product sales in Q4 2014 were up 17% to $1,501 million (Q4 2013: $1,280 million). Product sales in Q4 2014 included $150 million for products acquired with ViroPharma, primarily $142 million from CINRYZE. The inclusion of ViroPharma contributed 12% to reported product sales growth in the quarter.

Product sales grew 5% excluding products acquired with ViroPharma.  Growth was primarily driven by VYVANSE (up 16% to $383 million), LIALDA/MEZAVANT (up 24% to $185 million) and FIRAZYR (up 26% to $102 million).

Product sales growth was held back by significantly lower INTUNIV sales (down 44% to $48 million) reflecting the impact of generic competition from December 1, 2014.  Additionally, sales from ELAPRASE (down 6% to $143 million) and REPLAGAL (down 9% to $120 million) in Q4 2014 were impacted by the timing of large orders from customers who order less frequently (these orders were recorded in Q3 2014, whereas comparable orders were recorded in Q4 2013).

Product sales growth in Q4 2014 was also held back 3 percentage points by foreign exchange headwinds from the strengthening US dollar.  Product sales growth on a CER basis, which is a Non GAAP measure, was 20%.

•
Total revenues were up 19% to $1,576 million (Q4 2013: $1,326 million), as Q4 2014 benefited from higher royalties and other revenues, principally $22 million of INTUNIV royalties following generic entry in December and receipt of a $13 million milestone relating to FOSRENOL.

•	On a Non GAAP basis:
Operating income grew strongly in Q4 2014, up 28% to $655 million (Q4 2013: $510 million) as combined R&D and SG&A costs increased at a lower rate (up 11%) than total revenues (up 19%).  R&D costs increased by 5% compared to Q4 2013. SG&A costs increased by 15%, primarily due to the inclusion of ViroPharma costs and S&M spend in anticipation of future product launches.

Non GAAP EBITDA margin (excluding royalties and other revenues) was 41%, up 2 percentage points compared to Q4 2013 (Q4 2013: 39%).

On a US GAAP basis (from continuing operations):
Operating income was down 20% to $481 million (Q4 2013: $598 million), principally because Q4  2013 benefited from a net credit of $188 million on the re-measurement of contingent consideration liabilities.  Combined R&D and SG&A was up 20%, with R&D up 5% and SG&A up 27%.

•
Non GAAP diluted earnings per ADS increased 17% to $2.63 (Q4 2013: $2.26) as a result of higher Non GAAP operating income in Q4 2014, partially offset by a higher effective tax rate on Non GAAP income of 19% in Q4 2014 (Q4 2013: 12%).

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On a US GAAP basis, diluted earnings per ADS increased by $10.67 to $11.02 (Q4 2013: $0.35), principally due to the receipt of the $1,635 million break fee from AbbVie, and a comparison against Q4 2013 which included a net loss on discontinued operations of $483 million following the divestment of the DERMAGRAFT business.

•	Cash generation, a Non GAAP measure, was up 20% to $800 million (Q4 2013: $668 million) reflecting higher receipts from product sales.

Free cash flow, also a Non GAAP measure, was up 58% to $892 million (Q4 2013: $564 million) due to higher cash generation and the receipt of the repayment from the Canadian revenue authorities ($169 million).

On a US GAAP basis, net cash provided by operating activities was up 319% to $2,555 million (Q4 2013: $610 million), primarily due to the receipt of the $1,635 million break fee from AbbVie.

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FOURTH QUARTER 2014 AND RECENT PRODUCT AND PIPELINE DEVELOPMENTS

Products

VYVANSE – for the treatment of BED in adults

•	On January 30, 2015 the US Food and Drugs Administration (“FDA”) granted approval for VYVANSE for the treatment of adults with moderate to severe BED.

AGRYLIN®(1)  – for the treatment of essential thrombocythemia

•
On November 25, 2014 Shire launched AGRYLIN in Japan for treatment of adults with essential thrombocythemia, following approval of a marketing authorization on September 26, 2014 by the Ministry of Health, Labor and Welfare in Japan.

Pipeline

SHP465 - for the treatment of ADHD in adults

•
On October 9, 2014 Shire announced that it had received further guidance from the FDA on the regulatory path for SHP465 (triple-bead mixed amphetamine salts), an investigational oral stimulant medication being evaluated as a potential treatment for ADHD in adults.  After a series of follow-up discussions, the FDA has now clarified that additional pediatric data is required for resubmission of SHP465.

SHP607 – for the prevention of retinopathy of prematurity (“ROP”)

•
On December 4, 2014 Shire received notification that SHP607 was granted Fast Track designation by the FDA.  In addition, this product has previously been granted orphan drug designation in both the US and EU. A Phase 2 clinical trial is currently ongoing.

SHP609 – for the treatment of Hunter syndrome with Central Nervous System (“CNS”) symptoms

•
On December 30, 2014 Shire received notification that SHP609 was granted Fast Track designation by the FDA.  In addition, this product has previously been granted orphan drug designation in the US. A pivotal Phase 2/3 clinical trial was initiated by Shire in the fourth quarter of 2013 and is ongoing.

SHP626 (formerly LUM002) - for the treatment of non-alcoholic steatohepatitis (“NASH”)

•
SHP626 was acquired as part of the acquisition of Lumena and is in development for the treatment of NASH, a common and often “silent” liver disease characterized by fat deposits in the liver and inflammation which can progress to significant fibrosis.  An Investigational New Drug (“IND”) was approved by the FDA in Q4 2014, and we expect to initiate a Phase 1b multiple dose trial in the first half of 2015.

SHP620 (maribavir) – for the treatment of CMV in transplant patients

•
Shire has completed two Phase 2 studies in transplant recipients. The first trial was in first-line treatment of asymptomatic CMV viremia in transplant recipients and we previously disclosed the results showed that maribavir, at all doses, was at least as effective as valganciclovir in the reduction of circulating CMV to below the limits of assay detection (undetectable plasma CMV). The second study recently completed was for the treatment of resistant/refractory CMV infection/disease in transplant recipients. The purpose of this study was to determine whether maribavir is efficacious and safe in patients with disease which is resistant or refractory to the standard of care CMV therapy (e.g., valganciclovir, foscarnet). This study also showed that maribavir, at all doses, was effective at lowering CMV to below the limits of assay detection. Approximately two-thirds of patients across the maribavir treatment groups achieved an undetectable plasma CMV DNA (viral load) within 6 weeks.

(1) Currently marketed as XAGRID in the EU for the treatment of essential thrombocythaemia.

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OTHER DEVELOPMENTS

Shire to Acquire NPS Pharmaceuticals, Inc. (“NPS Pharma”)

•
On January 11, 2015 Shire announced it had reached an agreement to acquire all the outstanding shares of NPS Pharma for $46.00 per share in cash, for a total consideration of approximately $5.2 billion. This transaction is subject to customary closing conditions and is expected to close in Q1 2015.  If the acquisition is completed, Shire plans to accelerate the growth of NPS Pharma’s innovative portfolio through its market expertise in GI disorders, core capabilities in rare disease patient management, and global footprint.

2015 PIPELINE ANTICIPATED NEWSFLOW

2015 is expected to include multiple key regulatory and clinical milestones, which are expected to drive future growth.  These anticipated milestones include:

SHP606 (lifitegrast) – for the treatment of the signs and symptoms of Dry Eye Disease

•	SHP606 New Drug Application filing.

SHP625 (formerly LUM001) – for the treatment of cholestatic liver disease

•	Alagile Syndrome Phase 2 head line data (ITCH and IMAGO).
•	Primary Biliary Cirrhosis Phase 2 head line data.

SHP611 – for the treatment of Metachromatic Leukodystrophy

•	SHP611 Phase 1/2 head line data.

SHP607 – for the prevention of retinopathy of prematurity

•	SHP607 Phase 2 head line data.

BOARD AND COMMITTEE CHANGES

Shire announces that David Stout has informed the Board of his intention to step down from the Board and the Committees on which he serves with effect from the conclusion of the Company’s AGM on April 28, 2015.  The advanced stage of the proposed combination with AbbVie in 2014 led Mr. Stout to consider other opportunities for 2015.  Mr Stout has been on the Shire Board since October 2009. The Board thanks Mr. Stout for his many contributions to the Shire Board during his tenure.

Shire also announces that David Kappler will be reappointed for another year following the expiration of his at the AGM on April 28, 2015.  Mr. Kappler is Shire’s Senior Independent Director and Deputy Chairman, Chairman of the Nomination Committee and a member of the Audit. Compliance and Risk Committee.

DIVIDEND

In respect of the six months ended December 31, 2014 the Board has resolved to pay an interim dividend of 19.09 US cents per Ordinary Share (2013: 16.93 US cents per Ordinary Share).

Dividend payments will be made in Pounds Sterling to holders of Ordinary Shares and in US Dollars to holders of ADSs. A dividend of 12.51(1) pence per Ordinary Share (2013: 10.21 pence) and 57.27 US cents per ADS (2013: 50.79 US cents) will be paid on April 14, 2015 to shareholders on the register as at the close of business on March 13, 2015.

Together with the first interim payment of 3.83 US cents per Ordinary Share (2013: 3.00 US cents per Ordinary Share), this represents total dividends for 2014 of 22.92 US cents per Ordinary Share (2013: 19.93 US cents per Ordinary Share), an increase of 15% in US Dollar terms.

 (1) Translated using a GBP:USD exchange rate of 1.5265.

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ADDITIONAL INFORMATION

The following additional information is included in this press release:

For further information please contact:

Investor Relations
- Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894 157

Media
- Brooke Clarke	brclarke@shire.com	+44 1256 894 829
- Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538
- Stephanie Fagan	sfagan@shire.com	+1 781 482 0460

Dial in details for the live conference call for investors at 14:00 BST / 09:00 EDT on February 12, 2015:

UK dial in:	0808 237 0030 or 0203 139 4830
US dial in:	1 866 928 7517 or 1 718 873 9077
International Access Numbers:	Click here

Password/Conf ID:	86223013#
Live Webcast:	Click here

The quarterly earnings presentation will be available today at 13:00 BST / 08:00 EDT on:

- Shire.com Investors section
- Shire's IR Briefcase in the iTunes Store

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OVERVIEW OF FULL YEAR 2014 FINANCIAL RESULTS

1.           Product sales

For the year to December 31, 2014 product sales increased by 23% to $5,830.4 million (2013: $4,757.5 million) and represented 97% of total revenues (2013: 96%).

		Year on year growth
Product sales(1)	Sales $M	Sales	Non GAAP CER	US Rx(2)	US Exit Market Share(2)
VYVANSE	1,449.0	+18%	+18%	+4%	16%
LIALDA/MEZAVANT	633.8	+20%	+20%	+25%	33%
ELAPRASE	592.8	+9%	+11%	n/a(4)	n/a(4)
CINRYZE(3)	503.0	n/a	n/a	n/a(4)	n/a(4)
REPLAGAL	500.4	+7%	+10%	n/a(5)	n/a(5)
ADDERALL XR®	383.2	+2%	+3%	+7%	5%
VPRIV	366.7	+7%	+8%	n/a(4)	n/a(4)
FIRAZYR	364.2	+55%	+55%	n/a(4)	n/a(4)
INTUNIV	327.2	-2%	-2%	-3%	2%
PENTASA®	289.7	+3%	+3%	-4%	13%
OTHER	420.4	+0%	-0%	n/a	n/a
Total	5,830.4	+23%	+23%

(1)
Product sales from continuing operations, including ViroPharma acquired January 24, 2014, and excluding DERMAGRAFT which has been treated as discontinued operations following divestment on January 17, 2014.

(2)	Data provided by IMS Health National Prescription Audit (“IMS NPA”). Exit market share represents the average US market share in the month ended December 31, 2014.
(3)	CINRYZE product sales in 2014 were up 30% on a pro-forma basis compared with 2013. 2013 sales were recorded by ViroPharma, prior to the acquisition of ViroPharma by Shire.
(4)	IMS NPA Data not available.
(5)	Not sold in the US in 2014.

VYVANSE – ADHD

VYVANSE product sales grew strongly (up 18%) in 2014 primarily due to the benefit of price increases and to a lesser extent higher US prescription demand and growth in ex-US product sales.  This growth was partially offset by a lower level of stocking in 2014 as compared to 2013.

LIALDA/MEZAVANT – Ulcerative Colitis

The 20% growth in product sales for LIALDA/MEZAVANT in 2014 was primarily driven by higher prescription demand (up 25%) and to a lesser extent a price increase taken at the beginning of 2014.  The growth was partially offset by a lower level of stocking and higher sales deductions as a percentage of sales in 2014 as compared to 2013.

ELAPRASE – Hunter syndrome

ELAPRASE sales growth was up 9% (up 11% on a Non GAAP CER basis), driven by continued growth in the number of treated patients, especially in emerging markets.  The decrease in ELAPRASE sales between Q4 and Q3 of 2014 was partly driven by the timing of certain large orders from markets which order less frequently.  Sales growth was also negatively impacted by foreign exchange.

CINRYZE – for the prophylactic treatment of HAE

Shire acquired CINRYZE through its acquisition of ViroPharma on January 24, 2014.  CINRYZE sales were $503 million in 2014, growing 30% on a pro-forma basis on 2013(1) primarily driven by more patients on therapy and to a lesser extent the impact of a price increase in the US and an increase in channel inventory.

 (1) 2013 recorded by ViroPharma, prior to the acquisition of ViroPharma by Shire.

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REPLAGAL – Fabry disease

REPLAGAL sales were up 7% compared to 2013 (up 10% on a Non GAAP CER basis), driven primarily by higher unit sales as we continue to see an increase in the number of patients on therapy, with good growth in emerging markets and to a lesser extent in Europe.  The benefit of the higher unit sales was partially offset by foreign exchange.

ADDERALL XR – ADHD

ADDERALL XR product sales were up 2% in 2014, as a result of higher prescription demand, partially offset by  lower stocking in 2014 compared to 2013.

VPRIV – Gaucher disease

VPRIV sales were up 7% (up 8% on a Non GAAP CER basis), driven by a strong performance in the EU and US as we continue to add naïve patients and gain patients switching from other therapies.  Sales growth was also negatively impacted by foreign exchange.

FIRAZYR – for the treatment of acute HAE attacks

FIRAZYR sales growth was up 55% compared to 2013, driven by a higher number patients on therapy and the effect of a price increase in the US market.

INTUNIV – ADHD

INTUNIV product sales were down 2% compared to 2013, reflecting the impact of generic competition from December 2014, which resulted in lower prescription demand,  significantly higher sales deductions as a percentage of product sales and destocking as compared to a slight level of stocking in 2013.  This was partially offset by price increases taken in 2014.  The impact of generic competition saw INTUNIV market share fall to 2.3% at the end of 2014 from 4.6% at the beginning of the year.

PENTASA – Ulcerative Colitis

PENTASA product sales were up 3% as the benefit of price increases was partially offset by higher sales deductions and a lower prescription demand in 2014 compared to 2013.

2.	Royalties

Product	Royalties to Shire $M	Year on year growth	CER
FOSRENOL	51.4	+7%	+7%
3TC® and ZEFFIX®	33.9	-27%	-27%
ADDERALL XR	28.9	+5%	+5%
INTUNIV	22.0	n/a	n/a
Other	24.6	-21%	-21%
Total	160.8	+5%	+5%

Shire has received royalty income from Actavis following INTUNIV generic competition from December 2014.  Royalty income is based on 25% of Actavis’ gross profits from INTUNIV sales.

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3.	Financial details

Cost of product sales

	2014	% of product sales	2013	% of product sales
	$M		$M
Cost of product sales (US GAAP)	979.3	17%	670.8	14%
Unwind of inventory fair value adjustment	(91.9)		-
Depreciation	(57.1)		(37.5)
Cost of product sales (Non GAAP)	830.3	14%	633.3	13%

Non GAAP cost of product sales as a percentage of product sales increased by 1 percentage point in 2014 compared to 2013. Cost of product sales was slightly higher in 2014 than 2013 as a result of expiry provisions and the inclusion of lower margin CINRYZE acquired with ViroPharma.

US GAAP cost of product sales as a percentage of product sales was 3 percentage points higher than in 2013, as in addition to the factors above, 2014 also included charges of $91.9 million on the unwind of the fair value adjustment on acquired ViroPharma inventories.

R&D

	2014	% of product sales	2013	% of product sales
	$M		$M
R&D (US GAAP)	1,067.5	18%	933.4	20%
Impairment of intangible assets	(190.3)		(19.9)
Payment in respect of in-licensed and acquired products	(12.5)		-
Depreciation	(24.5)		(23.3)
R&D (Non GAAP)	840.2	14%	890.2	19%

Non GAAP R&D decreased by $50.0 million, or 6%, due to the completion/termination of certain significant late stage R&D programs,  partially offset by increased spend on programs acquired through Business Development activities, including ViroPharma and Lumena Pharmaceuticals Inc. (“Lumena”), and increased spend on the SHP607 (prevention of ROP), SHP608 (Dystrophic Epidermolysis Bullosa) and SHP606 (Dry Eye Disease) programs.

US GAAP R&D increased by $134.1 million, or 14%, as 2014 included higher impairment charges relating to in-process R&D (“IPR&D”) intangible assets as compared to 2013.

SG&A

	2014	% of product sales	2013	% of product sales
	$M		$M
SG&A (US GAAP)	2,025.8	35%	1,651.3	35%
Intangible asset amortization	(243.8)		(152.0)
Legal and litigation costs	(9.2)		(9.0)
Costs incurred in connection with AbbVie’s terminated offer for Shire	(95.8)		-
Depreciation	(81.9)		(66.8)
SG&A (Non GAAP)	1,595.1	27%	1,423.5	30%

Non GAAP SG&A increased by $171.6 million, or 12%, due to the inclusion of SG&A costs related to ViroPharma (approximately 6 percentage points of the increase) and S&M spend in anticipation of the launch of VYVANSE for the treatment of BED, which offset savings from the One Shire reorganization.

12

US GAAP SG&A increased by $374.5 million, or 23%, a higher rate of increase than on a Non GAAP basis, as 2014 included the impact of higher intangible amortization as a result of new assets acquired with ViroPharma, and costs incurred in connection with AbbVie’s terminated offer for Shire.

Gain on sale of product rights

For the year to December 31, 2014 Shire recorded a net gain on sale of product rights of $88.2 million (2013: $15.9 million) following the divestment of CALCICHEW, VANCOCIN, ESTRACE and EXPUTEX. The net gain on sale of product rights also included the loss on re-measurement of the contingent consideration receivable relating to the divestment of DAYTRANA.

Reorganization costs

For the year to December 31, 2014 Shire recorded reorganization costs of $180.9 million (2013: $88.2 million) comprising costs relating to the One Shire reorganization, which included involuntary termination benefits and other reorganization costs.  Amounts recorded in 2014 also include certain costs associated with moving more than 500 positions from Chesterbrook to Lexington, which will be effected over 2015 and 2016.

Integration and acquisition costs

For the year to December 31, 2014 Shire recorded integration and acquisition costs of $158.8 million, comprising acquisition and integration costs of $144.1 million, primarily related to ViroPharma, and a $14.7 million charge relating to the change in fair value of contingent consideration liabilities.

In 2013 Shire recorded a net credit of $134.1 million in integration and acquisition costs primarily related to the change in fair values of contingent consideration liabilities offset by the costs of acquiring ViroPharma and integrating SARcode BioSciences Inc. (“SARcode”) and Lotus Tissue Repair, Inc.

Interest expense

For the year to December 31, 2014 Shire incurred interest expense of $30.8 million (2013: $38.1 million). Interest expense in 2014 principally relates to interest and financing costs incurred on facilities drawn down in respect of the acquisition of ViroPharma.

Receipt of Break Fee

On July 18, 2014 the Boards of AbbVie and Shire announced that they had agreed the terms of a recommended combination of Shire with AbbVie, subject to a number of conditions including approval by shareholders and regulators. On the same date Shire and AbbVie entered into a co-operation agreement in connection with the recommended combination. On October 16, 2014 the Board of AbbVie confirmed that it had withdrawn its recommendation of its offer for Shire as a result of the anticipated impact of the US Treasury Notice on the benefits that AbbVie expected from its offer. As AbbVie’s offer was conditional on the approval of its stockholders, and given their Board’s decision to change its recommendation and to advise AbbVie’s stockholders to vote against the offer, there was no realistic prospect of satisfying this condition. Accordingly, Shire’s Board agreed with AbbVie to terminate the cooperation agreement on October 20, 2014. The Company entered into a termination agreement with AbbVie, pursuant to which AbbVie paid the break fee due under the cooperation agreement of approximately $1,635 million. The Company has obtained advice that the break fee should not be taxable in Ireland.  The Company has therefore concluded that no tax liability should arise and has not recognised a tax charge in the income statement in the current accounting period.  However, this has not been agreed with the tax authorities.

Taxation

The effective tax rate on Non GAAP income in 2014 was 18% (2013: 19%) and the effective tax rate on US GAAP income from continuing operations was 2% (2013: 16%).

The effective rate of tax on Non GAAP income from continuing operations in 2014 is slightly lower than the same period in 2013 primarily due to changes in profit mix.

The effective rate of tax on US GAAP income from continuing operations is lower than 2013 primarily due to the receipt of the break fee from AbbVie and recognition of a net credit to income taxes of $235 million, following the settlement of certain tax positions with the Canadian revenue authorities in 2014.  The Company has obtained advice that the break fee should not be taxable in Ireland. The Company has

13

therefore concluded that no tax liability should arise and has not recognised a tax charge in the income statement in the current accounting period.  However, this has not been agreed with the tax authorities.  Excluding the effect of these two items the effective US GAAP tax rate in 2014 would have been 17%.

Discontinued operations

The gain from discontinued operations for the year to December 31, 2014 was $122.7 million net of tax (2013: loss of $754.5 million).  The gain from discontinued operations includes a tax credit of $211.3 million primarily driven by a tax benefit arising following a reorganization of the Regenerative Medicine business undertaken in Q4 2014, associated with the divestment of the DERMAGRAFT business in Q1 2014.  This gain was partially offset by costs associated with the divestment of the DERMAGRAFT business, including a loss on re-measurement of contingent consideration receivable from Organogenesis to its fair value.

14

FINANCIAL INFORMATION

15

Unaudited US GAAP financial position as of December 31, 2014
Consolidated Balance Sheets
	December 31,	December 31,
	2014	2013
	$M	$M
ASSETS
Current assets:
Cash and cash equivalents	2,982.4	2,239.4
Restricted cash	54.6	22.2
Accounts receivable, net	1,035.1	961.2
Inventories	544.8	455.3
Assets held for sale	-	31.6
Deferred tax asset	344.7	315.6
Prepaid expenses and other current assets	221.5	263.0

Total current assets	5,183.1	4,288.3

Non-current assets:
Investments	43.7	31.8
Property, plant and equipment ("PP&E"), net	837.5	891.8
Goodwill	2,474.9	624.6
Other intangible assets, net	4,934.4	2,312.6
Deferred tax asset	112.1	141.1
Other non-current assets	46.4	32.8

Total assets	13,632.1	8,323.0

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	1,909.4	1,688.4
Short term borrowings	850.0	-
Other current liabilities	262.5	119.5

Total current liabilities	3,021.9	1,807.9

Non-current liabilities:
Deferred tax liability	1,210.6	560.6
Other non-current liabilities	736.7	588.5

Total liabilities	4,969.2	2,957.0

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 599.1 million shares issued and outstanding (2013: 1,000 million shares authorized; and 597.5 million shares issued and outstanding)	58.7	58.6
Additional paid-in capital	4,338.0	4,186.3
Treasury stock: 10.6 million shares (2013: 13.4 million)	(345.9)	(450.6)
Accumulated other comprehensive (loss)/income	(31.5)	110.2
Retained earnings	4,643.6	1,461.5

Total equity	8,662.9	5,366.0

Total liabilities and equity	13,632.1	8,323.0

16

Unaudited US GAAP results for the three months and year to December 31, 2014
Consolidated Statements of Income

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M
Revenues:
Product sales	1,500.7	1,280.4	5,830.4	4,757.5
Royalties	59.4	41.3	160.8	153.7
Other revenues	16.0	4.3	30.9	23.1
Total revenues	1,576.1	1,326.0	6,022.1	4,934.3

Costs and expenses:
Cost of product sales	218.5	178.6	979.3	670.8
R&D(1)	241.5	230.1	1,067.5	933.4
SG&A(1)	576.4	453.3	2,025.8	1,651.3
Goodwill impairment charge	-	-	-	7.1
Gain on sale of product rights	(2.0)	(1.3)	(88.2)	(15.9)
Reorganization costs	57.5	41.0	180.9	88.2
Integration and acquisition costs	3.0	(174.0)	158.8	(134.1)
Total operating expenses	1,094.9	727.7	4,324.1	3,200.8

Operating income from continuing operations	481.2	598.3	1,698.0	1,733.5

Interest income	1.9	0.5	24.7	2.1
Interest expense	(5.1)	(10.6)	(30.8)	(38.1)
Other (expense)/income, net	(5.9)	(2.3)	8.9	(3.9)
Receipt of break fee	1,635.4	-	1,635.4	-

Income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	2,107.5	585.9	3,336.2	1,693.6
Income taxes	(120.8)	(42.6)	(56.1)	(277.9)
Equity in earnings/(losses) of equity method investees, net of taxes	(1.1)	3.3	2.7	3.9
Income from continuing operations, net of tax	1,985.6	546.6	3,282.8	1,419.6
Gain/(loss) from discontinued operations, net of taxes	186.7	(482.6)	122.7	(754.5)
Net income	2,172.3	64.0	3,405.5	665.1

(1)
R&D includes intangible asset impairment charges of $190.3 million for the year to December 31, 2014 (2013: $19.9 million). SG&A costs include amortization charges of intangible assets relating to intellectual property rights acquired of $61.9 million for the three months to December 31, 2014 (2013: $45.5 million) and $243.8 million for the year to December 31, 2014 (2013: $152.0 million).

17

Unaudited US GAAP results for the three months and year to December 31, 2014
Consolidated Statements of Income (continued)

	3 months to December 31,				Year to December 31,
	2014		2013		2014		2013
Earnings per Ordinary Share – basic
Earnings from continuing operations	338.3	c	98.0	c	559.6	c	257.2	c
Gain/(loss) from discontinued operations	31.8	c	(86.5c	)	20.9	c	(136.7c	)

Earnings per Ordinary Share – basic	370.1	c	11.5	c	580.5	c	120.5	c

Earnings per ADS – basic	1,110.3	c	34.5	c	1,741.5	c	361.5	c

Earnings per Ordinary Share – diluted
Earnings from continuing operations	335.7	c	93.4	c	555.2	c	245.3	c
Gain/(loss) from discontinued operations	31.6	c	(81.7c	)	20.8	c	(127.8c	)

Earnings per Ordinary Share – diluted	367.3	c	11.7	c	576.0	c	117.5	c

Earnings per ADS – diluted	1,101.9	c	35.1	c	1,728.0	c	352.5	c

Weighted average number of shares:
	Millions		Millions		Millions		Millions

Basic	586.9		558.0		586.7		552.0
Diluted	591.4		590.6		591.3		590.3

18

Unaudited US GAAP results for the three months and year to December 31, 2014
Consolidated Statements of Cash Flows

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	2,172.3	64.0	3,405.5	665.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	100.2	96.1	407.3	324.4
Share based compensation	18.7	22.2	97.0	77.4
Change in fair value of contingent consideration	(11.6)	(187.5)	14.7	(159.1)
Impairment of intangible assets	2.3	-	190.3	19.9
Goodwill impairment charge	-	-	-	198.9
Impairment of assets held for sale	-	636.9	-	636.9
Write down of assets	0.3	50.4	14.3	58.2
Gain on sale of product rights	(2.0)	(1.4)	(54.6)	(15.9)
Unwind of ViroPharma inventory fair value step-up	1.3	-	91.9	-
Other, net	(1.4)	11.7	15.1	8.3
Movement in deferred taxes	(77.4)	(366.0)	(14.3)	(349.9)
Equity in (earnings)/losses of equity method investees	1.1	(3.1)	(2.7)	(3.9)
Changes in operating assets and liabilities:
Decrease/(increase) in accounts receivable	26.0	66.9	(66.1)	(148.3)
Increase in sales deduction accrual	79.4	68.8	107.6	177.5
(Increase)/decrease in inventory	(9.5)	3.3	(25.3)	(36.6)
Decrease/(increase) in prepayments and other assets	157.1	12.7	42.4	(60.9)
Increase in accounts payable and other liabilities	98.1	135.3	5.3	67.9
Returns on investment from joint venture	-	-	-	3.1
Net cash provided by operating activities(A)	2,554.9	610.3	4,228.4	1,463.0

CASH FLOWS FROM INVESTING ACTIVITIES:

Movements in restricted cash	(0.3)	(5.7)	(32.6)	(5.3)
Purchases of subsidiary undertakings and businesses, net of cash acquired	-	-	(4,104.4)	(227.8)
Purchases of non-current investments	(0.3)	(0.8)	(23.1)	(10.6)
Purchases of PP&E	(27.2)	(46.7)	(77.0)	(157.0)
Proceeds from short-term investments	-	-	57.8	-
Proceeds from disposal of non-current investments	0.2	3.5	21.5	12.1
Proceeds received on sale of product rights	4.3	4.2	127.0	19.2
Returns of investments	-	5.4	-	5.4
Other, net	(1.1)	-	0.2	3.1
Net cash used in investing activities(B)	(24.4)	(40.1)	(4,030.6)	(360.9)

19

Unaudited US GAAP results for the three months and year to December 31, 2014
Consolidated Statements of Cash Flows (continued)

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from revolving line of credit, long term and short term borrowings	-	-	2,310.8	-
Repayment of revolving line of credit and short term borrowings	-	-	(1,461.8)	-
Repayment of debt acquired through business combinations	-	-	(551.5)	-
Proceeds from ViroPharma call options	-	-	346.7	-
Payment of dividend	(21.6)	(17.2)	(121.2)	(96.4)
Payments to acquire shares under the share buy-back program	-	(3.1)	-	(193.8)
Payments to acquire shares by the Employee Benefit Trust ("EBT")	-	-	-	(50.0)
Excess tax benefit associated with exercise of stock options	2.3	3.9	39.7	13.4
Proceeds from exercise of options	16.2	16.9	17.4	17.2
Facility arrangement fee	(6.8)	(13.9)	(10.2)	(13.9)
Contingent consideration payments	(2.4)	(2.8)	(15.2)	(14.1)
Other, net	(0.4)	(0.9)	(0.2)	(7.0)
Net cash (used in)/provided by financing activities(C)	(12.7)	(17.1)	554.5	(344.6)
Effect of foreign exchange rate changes on cash and cash equivalents (D)	(3.1)	0.2	(9.3)	(0.3)
Net increase in cash and cash equivalents(A) +(B) +(C) +(D)	2,514.7	553.3	743.0	757.2
Cash and cash equivalents at beginning of period	467.7	1,686.1	2,239.4	1,482.2
Cash and cash equivalents at end of period	2,982.4	2,239.4	2,982.4	2,239.4

20

Unaudited US GAAP results for the three months and year to December 31, 2014
Selected Notes to the Financial Statements

 (1) Earnings Per Share (“EPS”)

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M

Income from continuing operations	1,985.6	546.6	3,282.8	1,419.6
Gain/(loss) from discontinued operations	186.7	(482.6)	122.7	(754.5)

Numerator for basic EPS	2,172.3	64.0	3,405.5	665.1
Interest on convertible bonds, net of tax	-	5.4	-	28.3

Numerator for diluted EPS	2,172.3	69.4	3,405.5	693.4

Weighted average number of shares:
	Millions	Millions	Millions	Millions
Basic(1)	586.9	558.0	586.7	552.0
Effect of dilutive shares:
Share based awards to employees(2)	4.5	4.9	4.6	4.8
Convertible bonds(3)	-	27.7	-	33.5

Diluted	591.4	590.6	591.3	590.3

(1)	Excludes shares purchased by the EBT and under the share buy-back program and presented by Shire as treasury stock.
(2)	Calculated using the treasury stock method.
(3)	Calculated using the “if converted” method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	Millions	Millions	Millions	Millions
Share based awards to employees(1)	0.3	0.5	0.3	0.5

(1)
Certain stock options have been excluded from the calculation of diluted EPS because (a) their exercise prices exceeded Shire’s average share price during the calculation period or (b) the required performance conditions were not satisfied as at the balance sheet date.

21

Unaudited US GAAP results for the year to December 31, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

Year to December 31,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	1,449.0	1,227.8	18%	24%
LIALDA/MEZAVANT	633.8	528.9	20%	11%
ELAPRASE	592.8	545.6	9%	10%
CINRYZE	503.0	-	n/a	8%
REPLAGAL	500.4	467.9	7%	8%
ADDERALL XR	383.2	375.4	2%	6%
VPRIV	366.7	342.7	7%	6%
FIRAZYR	364.2	234.8	55%	6%
INTUNIV	327.2	334.9	-2%	5%
PENTASA	289.7	280.6	3%	5%
FOSRENOL	183.0	183.4	0%	3%
XAGRID	108.5	99.4	9%	2%
Other product sales	128.9	136.1	-5%	2%
Total product sales	5,830.4	4,757.5	23%	97%

Royalties:
FOSRENOL	51.4	48.1	7%	1%
3TC and ZEFFIX	33.9	46.7	-27%	1%
ADDERALL XR	28.9	27.6	5%	<1%
INTUNIV	22.0	-	n/a	<1%
Other	24.6	31.3	-21%	<1%
Total royalties	160.8	153.7	5%	3%

Other revenues	30.9	23.1	34%	<1%

Total revenues	6,022.1	4,934.3	22%	100%

22

Unaudited US GAAP results for the three months to December 31, 2014
Selected Notes to the Financial Statements

(2)  Analysis of revenues

3 months to December 31,	2014	2013	2014	2014
			%	% of total
	$M	$M	change	revenue
Net product sales:
VYVANSE	383.4	329.9	16%	24%
LIALDA/MEZAVANT	184.7	149.0	24%	12%
ELAPRASE	143.3	153.0	-6%	9%
CINRYZE	142.4	-	n/a	9%
REPLAGAL	119.7	131.3	-9%	8%
ADDERALL XR	103.0	81.9	26%	7%
VPRIV	93.7	90.8	3%	6%
FIRAZYR	101.9	81.0	26%	6%
INTUNIV	48.2	86.0	-44%	3%
PENTASA	75.9	65.4	16%	5%
FOSRENOL	46.8	47.1	-1%	3%
XAGRID	26.4	25.3	4%	2%
Other product sales	31.3	39.7	-21%	2%
Total product sales	1,500.7	1,280.4	17%	95%

Royalties:
FOSRENOL	14.6	14.5	1%	<1%
3TC and ZEFFIX	9.3	12.8	-27%	<1%
ADDERALL XR	5.9	8.4	-30%	<1%
INTUNIV	22.0	-	n/a	1%
Other	7.6	5.6	36%	<1%
Total royalties	59.4	41.3	44%	4%

Other revenues	16.0	4.3	272%	1%

Total revenues	1,576.1	1,326.0	19%	100%

23

Unaudited results for the year to December 31, 2014
Non GAAP reconciliation

Year to December 31, 2014	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)	(e)	(f)
$M	$M	$M	$M	$M	$M	$M	$M
Total revenues	6,022.1	-	-	-	-	-	-	6,022.1

Costs and expenses:
Cost of product sales	979.3	-	(91.9)	-	-	-	(57.1)	830.3
R&D	1,067.5	(190.3)	(12.5)	-	-	-	(24.5)	840.2
SG&A	2,025.8	(243.8)	-	-	(9.2)	(95.8)	(81.9)	1,595.1
Gain on sale of product rights	(88.2)	-	-	88.2	-	-	-	-
Reorganization costs	180.9	-	-	(180.9)	-	-	-	-
Integration and acquisition costs	158.8	-	(158.8)	-	-	-	-	-
Depreciation	-	-	-	-	-	-	163.5	163.5
Total operating expenses	4,324.1	(434.1)	(263.2)	(92.7)	(9.2)	(95.8)	-	3,429.1

Operating income	1,698.0	434.1	263.2	92.7	9.2	95.8	-	2,593.0

Interest income	24.7	-	-	-	-	(22.0)	-	2.7
Interest expense	(30.8)	-	-	-	-	-	-	(30.8)
Other income/(expense), net	8.9	-	(4.7)	(15.8)	-	-	-	(11.6)
Receipt of break fee	1,635.4	-	-	-	-	(1,635.4)	-	-
Income before income taxes and equity in earnings of equity method investees	3,336.2	434.1	258.5	76.9	9.2	(1,561.6)	-	2,553.3
Income taxes	(56.1)	(126.7)	(24.1)	(22.2)	(3.4)	(235.0)	-	(467.5)
Equity in earnings of equity method investees, net of tax	2.7	-	-	-	-	-	-	2.7
Income from continuing operations	3,282.8	307.4	234.4	54.7	5.8	(1,796.6)	-	2,088.5
Gain from discontinued operations, net of tax	122.7	-	-	(122.7)	-	-	-	-
Net income	3,405.5	307.4	234.4	(68.0)	5.8	(1,796.6)	-	2,088.5
Weighted average number of shares (millions) – diluted	591.3	-	-	-	-	-	-	591.3
Diluted earnings per ADS	1,728.0	c	155.9	c	118.7	c	(34.6c	)	3.0	c	(911.4c	)	-	1,059.6	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets ($190.3 million), amortization of intangible assets relating to intellectual property rights acquired ($243.8 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Unwind of ViroPharma inventory fair value adjustments ($91.9 million), payments in respect of in-licensed and acquired products ($12.5 million), costs associated with the acquisition and integration activities, principally ViroPharma ($144.1 million), net charge related to the change in fair values of contingent consideration liabilities ($14.7 million), gain on settlement of pre-existing relationship with an acquired business ($4.7 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($88.2 million), costs relating to the One Shire reorganization ($180.9 million), gain on sale of long term investments ($15.8 million), tax effect of adjustments and gain from discontinued operations, net of tax ($122.7 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($9.2 million), and tax effect of adjustments;
(e)
Other: Costs associated with AbbVie’s terminated offer for Shire ($95.8 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($22.0 million), receipt of break fee from AbbVie ($1,635.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($235.0 million); and

(f)	Depreciation reclassification: Depreciation of $163.5 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

24

Unaudited results for the year to December 31, 2013
Non GAAP reconciliation

Year to December 31, 2013	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)	(e)
$M	$M	$M	$M	$M	$M	$M
Total revenues	4,934.3	-	-	-	-	-	4,934.3

Costs and expenses:
Cost of product sales	670.8	-	-	-	-	(37.5)	633.3
R&D	933.4	(19.9)	-	-	-	(23.3)	890.2
SG&A	1,651.3	(152.0)	-	-	(9.0)	(66.8)	1,423.5
Goodwill impairment charge	7.1	(7.1)	-	-	-	-	-
Gain on sale of product rights	(15.9)	-	-	15.9	-	-	-
Reorganization costs	88.2	-	-	(88.2)	-	-	-
Integration and acquisition costs	(134.1)	-	134.1	-	-	-	-
Depreciation	-	-	-	-	-	127.6	127.6
Total operating expenses	3,200.8	(179.0)	134.1	(72.3)	(9.0)	-	3,074.6

Operating income	1,733.5	179.0	(134.1)	72.3	9.0	-	1,859.7

Interest income	2.1	-	-	-	-	-	2.1
Interest expense	(38.1)	-	-	-	-	-	(38.1)
Other expense, net	(3.9)	-	-	-	-	-	(3.9)
Income before income taxes and equity in earnings of equity method investees	1,693.6	179.0	(134.1)	72.3	9.0	-	1,819.8
Income taxes	(277.9)	(42.8)	(4.3)	(17.2)	(3.3)	-	(345.5)
Equity in earnings of equity method investees, net of tax	3.9	-	-	-	-	-	3.9
Income from continuing operations	1,419.6	136.2	(138.4)	55.1	5.7	-	1,478.2
Loss from discontinued operations, net of tax	(754.5)	-	-	754.5	-	-	-
Net income	665.1	136.2	(138.4)	809.6	5.7	-	1,478.2
Impact of convertible debt, net of tax	28.3	-	-	-	-	-	28.3
Numerator for diluted EPS	693.4	136.2	(138.4)	809.6	5.7	-	1,506.5
Weighted average number of shares (millions) – diluted	590.3	-	-	-	-	-	590.3
Diluted earnings per ADS	352.5	c	69.2	c	(70.3c	)	411.3	c	2.9	c	-	765.6	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Impairment of IPR&D intangible assets acquired with Movetis ($19.9 million), impairment of goodwill relating to Shire’s Regenerative Medicine Business relating to continuing operations ($7.1 million), amortization of intangible assets relating to intellectual property rights acquired ($152.0 million), and tax effect of adjustments;

(b)
Acquisitions and integration activities: Costs primarily associated with the acquisition of ViroPharma, SARcode and Lotus Tissue Repair, Inc. ($25.0 million), net credit related to the change in fair values of contingent consideration liabilities ($159.1 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($15.9 million), costs relating to the One Shire reorganization and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($88.2 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($754.5 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($9.0 million), and tax effect of adjustments; and
(e)	Depreciation reclassification: Depreciation of $127.6 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

25

Unaudited results for the three months to December 31, 2014
Non GAAP reconciliation

3 months to December 31, 2014	US GAAP		Adjustments									Non GAAP

			(a)		(b)		(c)	(d)		(e)	(f)
	$M		$M		$M		$M	$M		$M	$M	$M
Total revenues	1,576.1		-		-		-	-		-	-	1,576.1

Costs and expenses:
Cost of product sales	218.5		-		(1.3)		-	-		-	(12.2)	205.0
R&D	241.5		(2.3)		-		-	-		-	(6.8)	232.4
SG&A	576.4		(61.9)		-		-	(2.0)		(48.3)	(19.3)	444.9
Gain on sale of product rights	(2.0)		-		-		2.0	-		-	-	-
Reorganization costs	57.5		-		-		(57.5)	-		-	-	-
Integration and acquisition costs	3.0		-		(3.0)		-	-		-	-	-
Depreciation	-		-		-		-	-		-	38.3	38.3
Total operating expenses	1,094.9		(64.2)		(4.3)		(55.5)	(2.0)		(48.3)	-	920.6

Operating income	481.2		64.2		4.3		55.5	2.0		48.3	-	655.5

Interest income	1.9		-		-		-	-		(0.6)	-	1.3
Interest expense	(5.1)		-		-		-	-		-	-	(5.1)
Other expense, net	(5.9)		-		-		-	-		-	-	(5.9)
Receipt of break fee	1,635.4		-		-		-	-		(1,635.4)	-	-
Income before income taxes and equity in losses of equity method investees	2,107.5		64.2		4.3		55.5	2.0		(1,587.7)	-	645.8
Income taxes	(120.8)		(21.2)		19.3		(10.7)	(0.8)		8.7	-	(125.5)
Equity in losses of equity method investees, net of tax	(1.1)		-		-		-	-		-	-	(1.1)
Net income from continuing operations	1,985.6		43.0		23.6		44.8	1.2		(1,579.0)	-	519.2
Gain from discontinued operations, net of tax	186.7		-		-		(186.7)	-		-	-	-
Net income	2,172.3		43.0		23.6		(141.9)	1.2		(1,579.0)	-	519.2
Weighted average number of shares (millions) – diluted	591.4		-		-		-	-		-	-	591.4
Diluted earnings per ADS	1,101.9	c	21.9	c	12.0	c	(72.0c )	0.6	c	(801.0c )	-	263.4	c

The following items are included in Adjustments:
(a)
Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($61.9 million), impairment of IPR&D intangible assets ($2.3 million), and tax effect of adjustments;

(b)
Acquisition and integration activities: Unwind of ViroPharma inventory fair value adjustments ($1.3 million), costs primarily associated with the acquisition and integration of ViroPharma ($14.6 million), net credit related to the change in fair value of contingent consideration liabilities ($11.6 million), and tax effect of adjustments;

(c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($2.0 million), costs relating to the One Shire reorganization ($57.5 million),  tax effect of adjustments, and gain from discontinued operations, net of tax ($186.7 million);

(d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($2.0 million), and tax effect of adjustments;
(e)
Other: Costs associated with AbbVie’s terminated offer for Shire ($48.3 million), interest income received in respect of cash deposited with the Canadian revenue authorities ($0.6 million), receipt of break fee from AbbVie ($1,635.4 million), net income tax credit related to the settlement of certain tax positions with the Canadian revenue authorities ($8.7 million), and tax effect of adjustments; and

(f)	Depreciation reclassification: Depreciation of $38.3 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

26

Unaudited results for the three months to December 31, 2013
Non GAAP reconciliation

3 months to December 31, 2013	US GAAP	Adjustments	Non GAAP

(a)	(b)	(c)	(d)	(e)
$M	$M	$M	$M	$M	$M	$M
Total revenues	1,326.0	-	-	-	-	-	1,326.0

Costs and expenses:
Cost of product sales	178.6	-	-	-	-	(11.0)	167.6
R&D	230.1	-	-	-	-	(8.1)	222.0
SG&A	453.3	(45.5)	-	-	(0.9)	(19.2)	387.7
Gain on sale of product rights	(1.3)	-	-	1.3	-	-	-
Reorganization costs	41.0	-	-	(41.0)	-	-	-
Integration and acquisition costs	(174.0)	-	174.0	-	-	-	-
Depreciation	-	-	-	-	-	38.3	38.3
Total operating expenses	727.7	(45.5)	174.0	(39.7)	(0.9)	-	815.6

Operating income	598.3	45.5	(174.0)	39.7	0.9	-	510.4

Interest income	0.5	-	-	-	-	-	0.5
Interest expense	(10.6)	-	-	-	-	-	(10.6)
Other expense, net	(2.3)	-	-	-	-	-	(2.3)
Income before income taxes and equity in losses of equity method investees	585.9	45.5	(174.0)	39.7	0.9	-	498.0
Income taxes	(42.6)	(10.4)	(1.2)	(7.8)	(0.2)	-	(62.2)
Equity in losses of equity method investees, net of tax	3.3	-	-	-	-	-	3.3
Income from continuing operations	546.6	35.1	(175.2)	31.9	0.7	-	439.1
Loss from discontinued operations, net of tax	(482.6)	-	-	482.6	-	-	-
Net income	64.0	35.1	(175.2)	514.5	0.7	-	439.1
Impact of convertible debt, net of tax	5.4	-	-	-	-	-	5.4
Numerator for diluted EPS	69.4	35.1	(175.2)	514.5	0.7	-	444.5
Weighted average number of shares (millions) – diluted	590.6	-	-	-	-	-	590.6
Diluted earnings per ADS	35.1	c	17.9	c	(88.9c	)	261.5	c	0.3	c	-	225.9	c

The following items are included in Adjustments:
a)	Amortization and asset impairments: Amortization of intangible assets relating to intellectual property rights acquired ($45.5 million), and tax effect of adjustments;
b)
Acquisition and integration activities: Costs primarily associated with the acquisition of ViroPharma and integration of SARcode ($13.5 million), net credit related to the change in fair values of contingent consideration liabilities ($187.5 million), and tax effect of adjustments;

c)
Divestments, reorganizations and discontinued operations: Net gain on divestment of non-core product rights and on re-measurement of DAYTRANA contingent consideration to fair value ($1.3 million), costs relating to the One Shire reorganization and the collective dismissal and closure of Shire’s facility at Turnhout, Belgium ($41.0 million), tax effect of adjustments, and loss from discontinued operations, net of tax ($482.6 million);

d)	Legal and litigation costs: Costs related to litigation, government investigations, other disputes and external legal costs ($0.9 million), and tax effect of adjustments; and
e)	Depreciation reclassification: Depreciation of $38.3 million included in Cost of product sales, R&D and SG&A for US GAAP separately disclosed for the presentation of Non GAAP earnings.

27

Unaudited results for the three months and year to December 31, 2014
Non GAAP reconciliation

The following table reconciles US GAAP net income to Non GAAP EBITDA:

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M
US GAAP Net Income	2,172.3	64.0	3,405.5	665.1
(Deduct) / add back:
(Gain)/loss from discontinued operations, net of tax	(186.7)	482.6	(122.7)	754.5
Equity in (earnings)/losses of equity method investees, net of taxes	1.1	(3.3)	(2.7)	(3.9)
Income taxes	120.8	42.6	56.1	277.9
Other expense/ (income), net	5.9	2.3	(8.9)	3.9
Receipt of break fee	(1,635.4)	-	(1,635.4)	-
Interest expense	5.1	10.6	30.8	38.1
Interest income	(1.9)	(0.5)	(24.7)	(2.1)

US GAAP Operating income from continuing operations	481.2	598.3	1,698.0	1,733.5

Amortization	61.9	45.5	243.8	152.0
Depreciation	38.3	38.3	163.5	127.6
Asset impairments	2.3	-	190.3	27.0
Acquisition and integration activities	4.3	(174.0)	263.2	(134.1)
Divestments, reorganizations and discontinued operations	55.5	39.7	92.7	72.3
Legal and litigation costs	2.0	0.9	9.2	9.0
Other	48.3	-	95.8	-

Non GAAP EBITDA	693.8	548.7	2,756.5	1,987.3

Depreciation	(38.3)	(38.3)	(163.5)	(127.6)

Non GAAP Operating income from continuing operations	655.5	510.4	2,593.0	1,859.7

Net income margin(1)	138%	5%	57%	13%

Non GAAP EBITDA margin(2)	41%	39%	44%	38%

(1) Net income as a percentage of total revenues

(2) Non GAAP EBITDA as a percentage of product sales, excluding royalties and other revenues

28

Unaudited results for the three months and year to December 31, 2014
Non GAAP reconciliation

The following table reconciles US GAAP product sales to Non GAAP Gross Margin:
	2014	2013
	$M	$M
US GAAP Product Sales	5,830.4	4,757.5
(Deduct) / add back:
Cost of product sales (US GAAP)	(979.3)	(670.8)
Unwind of inventory fair value adjustment	91.9	-
Depreciation	57.1	37.5
Non GAAP Gross Margin	5,000.1	4,124.2

Non GAAP Gross Margin % (1)	85.8%	86.7%

(1)	Gross Product Margin as a percentage of product sales.

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP cash generation:

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	2,554.9	610.3	4,228.4	1,463.0
Tax and interest payments, net	49.3	57.4	213.0	318.0
Receipt from the Canadian revenue authorities	(169.0)	-	(417.0)	-
Up-front payments in respect of in-licensed and acquired products	-	-	12.5	-
Receipt of Break Fee	(1,635.4)	-	(1,635.4)	-
Non GAAP cash generation	799.8	667.7	2,401.5	1,781.0

The following table reconciles US GAAP net cash provided by operating activities to Non GAAP free cash flow:

	3 months to December 31,		Year to December 31,
	2014	2013	2014	2013
	$M	$M	$M	$M
Net cash provided by operating activities	2,554.9	610.3	4,228.4	1,463.0
Up-front payments in respect of in-licensed and acquired products	-	-	12.5	-
Capital expenditure	(27.2)	(46.7)	(77.0)	(157.0)
Receipt of Break Fee	(1,635.4)	-	(1,635.4)	-
Non GAAP free cash flow	892.3	563.6	2,528.5	1,306.0

Non GAAP net cash comprises:

	December 31,	December 31,
	2014	2013
	$M	$M
Cash and cash equivalents	2,982.4	2,239.4

Short term borrowings	(850.0)	-
Other debt	(13.7)	(8.9)
Non GAAP net cash	2,118.7	2,230.5

29

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal, and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

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FORWARD - LOOKING STATEMENTS - "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995(1)

Statements included in this announcement that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payors in a timely manner for Shire's products may impact future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

•
Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

•
the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely impact Shire’s revenues, financial conditions or results of operations;

•
investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

•
adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

•
Shire faces intense competition for highly qualified personnel from other companies, academic institutions, government entities and other organizations. Shire is undergoing a corporate reorganization and the consequent uncertainty could adversely impact Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	Shire’s proposed acquisition of NPS Pharma may not be consummated due to the occurrence of an event, change or other circumstances that gives rise to the termination of the merger agreement;

•
NPS Pharma may be unable to retain and hire key personnel and/or maintain its relationships with customers, suppliers and other business partners pending the consummation of the proposed acquisition by Shire, or NPS Pharma’s business may be disrupted by the proposed acquisition, including increased costs and diversion of management time and resources;

•
difficulties in integrating NPS Pharma into Shire may lead to the combined company not being able to realize the expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits at the time anticipated or at all, and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

(1) The safe harbors for forward-looking statements under the Private Securities Litigation Reform Act of 1995 are not applicable to forward-looking statements, if any, in connection with Shire’s tender offer for NPS Pharma.

31

NON GAAP MEASURES

This press release contains financial measures not prepared in accordance with US GAAP. These measures are referred to as “Non GAAP” measures and include: Non GAAP operating income; Non GAAP net income; Non GAAP diluted earnings per ADS; effective tax rate on Non GAAP income before income taxes and earnings/(losses) of equity method investees (“effective tax rate on Non GAAP income”); Non GAAP cost of product sales; Non GAAP gross margin; Non GAAP R&D; Non GAAP SG&A; Non GAAP other income/(expense); Non GAAP interest income; Non GAAP cash generation; Non GAAP free cash flow, Non GAAP net cash/(debt), Non GAAP EBITDA and Non GAAP EBITDA margin (excluding royalties and other revenues)(1). These Non GAAP measures exclude the effect of certain cash and non-cash items that Shire's management believes are not related to the core performance of Shire’s business.

These Non GAAP financial measures are used by Shire’s management to make operating decisions because they facilitate internal comparisons of Shire’s performance to historical results and to competitors’ results. Shire’s Remuneration Committee uses certain key Non GAAP measures when assessing the performance and compensation of employees, including Shire’s executive director.

The Non GAAP measures are presented in this press release as Shire’s management believe that they will provide investors with a means of evaluating, and an understanding of how Shire’s management evaluates, Shire’s performance and results on a comparable basis that is not otherwise apparent on a US GAAP basis, since many non-recurring, infrequent or non-cash items that Shire’s management believe are not indicative of the core performance of the business may not be excluded when preparing financial measures under US GAAP.

These Non GAAP measures should not be considered in isolation from, as substitutes for, or superior to financial measures prepared in accordance with US GAAP.

Where applicable the following items, including their tax effect, have been excluded when calculating Non GAAP earnings for both 2014 and 2013, and from our Outlook:

Amortization and asset impairments:
•	Intangible asset amortization and impairment charges; and
•	Other than temporary impairment of investments.

Acquisitions and integration activities:
•	Up-front payments and milestones in respect of in-licensed and acquired products;
•	Costs associated with acquisitions, including transaction costs, fair value adjustments on contingent consideration and acquired inventory;
•	Costs associated with the integration of companies; and
•	Noncontrolling interests in consolidated variable interest entities.

Divestments, reorganizations and discontinued operations:
•	Gains and losses on the sale of non-core assets;
•	Costs associated with restructuring and reorganization activities;
•	Termination costs; and
•	Income/(losses) from discontinued operations.

Legal and litigation costs:
•	Net legal costs related to the settlement of litigation, government investigations and other disputes (excluding internal legal team costs).

Other:
•	Net income tax credit (being income tax, interest and estimated penalties) related to the settlement of certain tax positions with the Canadian revenue authorities.
•	Costs associated with AbbVie’s terminated offer for Shire, including costs of employee retention awards.
•	Break fee received in relation to AbbVie’s terminated offer for Shire.

Depreciation, which is included in Cost of product sales, R&D and SG&A costs in our US GAAP results, has been separately disclosed for the presentation of 2014 and 2013 Non GAAP earnings.

(1) Non GAAP EBITDA (as calculated on page 28 of this announcement) as a percentage of product sales, excluding royalties and other revenues.

32

Cash generation represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, tax and interest payments.  In 2014 the receipt of the break fee in relation to AbbVie’s terminated offer for Shire has been excluded from cash generation.

Free cash flow represents net cash provided by operating activities, excluding up-front and milestone payments for in-licensed and acquired products, but including capital expenditure in the ordinary course of business.  In 2014 the receipt of the break fee in relation to AbbVie’s terminated offer for Shire has been excluded from free cash flow.

A reconciliation of Non GAAP financial measures to the most directly comparable measure under US GAAP is presented on pages 24 to 29.

Growth at CER, which is a Non GAAP measure, is computed by restating 2014 results using average 2013 foreign exchange rates for the relevant period.

Average exchange rates used by Shire for the year to December 31, 2014 were $1.65:£1.00 and $1.33:€1.00 (2013: $1.56:£1.00 and $1.33:€1.00). Average exchange rates used by Shire for Q4 2014 were $1.60:£1.00 and $1.25:€1.00 (2013: $1.62:£1.00 and $1.36:€1.00).

TRADE MARKS

All trade marks designated ® and ™ used in this press release are trade marks of Shire plc or companies within the Shire group except for 3TC® and ZEFFIX® which are trade marks of GlaxoSmithKline, GATTEX® and NATPARA® which are trade marks of NPS Pharma, PENTASA® which is a trade mark of FERRING B.V. Corp, LIALDA® which is a trade mark of Nogra International Limited, MEZAVANT® which is a trade mark of Giuliani International Limited, ESTRACE® which is a trade mark of Trimel Pharmaceuticals Inc., VANCOCIN® which is a trade mark of ANI Pharmaceuticals Inc., EXPUTEX® which is a trade mark of Phoenix Labs and DAYTRANA® which is a trade mark of Noven Pharmaceutical Inc. Certain trade marks of Shire plc or companies within the Shire group are set out in Shire’s most recent Annual Report on Form 10-K for the years ended December 31, 2013 and the Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2014.

33